96-B CONVERTIBLE PREFERRED SHARE CERTIFICATE
                Incorporated Under the Laws of Utah


        96B-00


 This certifies that:


is the registered holder of              [  ] share(s)of

Fully Paid and Non-Assessable Series 96-B Preferred Share(s),

                          $.01 Par Value,
                                 of
                          SGI INTERNATIONAL

1. Each Series 96-B Preferred Share evidenced by this Certificate is transferrable on the books of the Corporation by the Holder hereof, in person or by duly authorized attorney, upon surrender of this Certificate properly endorsed.

2. Each Series 96-B Convertible Preferred Share shall be convertible into 3,000 SGI Common Shares ("Conversion Shares")without cost, on the first to occur of the following: (1) August 30, 1998; OR, (2) on the date a Registration Statement filed by SGI with the Securities & Exchange Commission, including the registration of the Conversion Shares, is declared effective by the SEC.

3.   Series 96-B Preferred Shares have no voting rights

4. Series 96-B Preferred Shares and the Common Stock into which they are convertible will, upon issuance, be fully paid and non-assessable.

5. In the event that the Corporation shall at any time after issuance of a Series 96-B Preferred Share: (i) declare or pay to the holders of the Common Stock a dividend payable in any kind of shares of stock of the Corporation; or (ii) split, reverse split or otherwise reclassify its Common Stock into the same or a different number of shares with or without par value or into shares of any class or classes; or (iii) consolidate or merge with or transfer its property as an entirety or substantially as an entirety to any other corporation; or (iv) make any distribution of its assets to holders of its Common Stock as a liquidation or partial liquidation dividend or by way of return of capital; then, upon subsequent conversion of a Series 96-B Preferred Share, a shareholder shall receive in exchange for a Series 96-B Preferred Share, in addition to, in reduction of, or in substitution for, the shares of Common Stock to which he would otherwise be entitled upon such exercise, such additional shares of Common Stock, or lesser number shares of Common Stock, as the case may be, or stock or script of the Corporation, or such reclassified shares of stock of the Corporation, or such shares of securities or property of the Corporation resulting from such consolidation or merger or transfer, or such assets of the Corporation, so that the value so received by the shareholder is equivalent to the value which would have been received (and the total consideration exchangeable by the shareholder is equivalent to the total consideration which would otherwise have been exchangeable) had the shareholder converted a Series 96-B Preferred Share into shares of Common Stock immediately prior to the happening of any of the foregoing events.

6. THE SERIES 96-B PREFERRED SHARE(S) REPRESENTED BY THIS CERTIFICATE AND THE COMMON STOCK INTO WHICH THEY ARE CONVERTIBLE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933. THE SHARE(S) HAVE BEEN ACQUIRED FOR INVESTMENT AND MAY NOT BE OFFERED, SOLD OR OTHERWISE T RANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR THE SHARES UNDER THE SECURITIES ACT OF 1933, OR A PRIOR OPINION OF COUNSEL SATISFACTORY TO THE ISSUER, THAT REGISTRATION IS NOT REQUIRED UNDER THAT ACT.

7. SGI agrees that the common stock underlying this Convertible Preferred Share shall be granted "piggyback" registration rights as set forth herein. The corporation shall be obligated to shareholder as follows:

During the period of two years from the date hereof, whenever the Corporation proposes to file with the SEC a Registration Statement (other than as to securities issued pursuant to an employee benefit plan or as to a transaction subject to Rule 145 promulgated under the Act), it shall at least 20 days prior to each such filing, give written notice of such proposed filing to shareholders at its address as it appears on the records of the Corporation, and shall offer to include in such filing all common shares issuable upon conversion of this Convertible Preferred Share upon receipt by the Corporation, not less than 10 days prior to the proposed filing date, of a request therefor setting forth the facts with respect to such shares reasonably necessary to be included in such Registration Statement. The Corporation shall keep such Registration Statement effective for a period of at least 90 days.
If such Registration Statement relates to an underwritten offering, and if the managing underwriter for said offering advises the Company in writing that the inclusion of all or any portion of such shares would be detrimental to said offering, or if upon due consideration, the Board of Directors reasonably determines that the inclusion of all or any portion of such shares would be detrimental to the best interests of the Company, the shares shall not be included in the Registration statement. In the event that the underwriter or the Board of Directors conclude that the inclusion of any portion of such securities in the offering would not be detrimental thereto, and such portion is less than the amount requested for inclusion, then the amount to be included shall be prorated among the requesting Shareholders and other security holders of the Company possessing similar registration rights.

8. In the event of the voluntary liquidation, dissolution or other termination of the Corporation, the holders of the Series 96-B Preferred Shares shall be entitled to recover only a cash payment of Thirteen
Thousand Dollars ($13,000.00) per Series 96-B Preferred Share. Such payment shall be made before any payment or distribution is made to the holders of the Common Stock, or any other series of Preferred Stock of the Corporation, other than previously issued Series of Preferred Shares.

In witness whereof the said Corporation has caused this Certificate to be signed by its duly authorized officers and its Corporate Seal to be affixed
hereto this day     of        , 1996.


CHAIRMAN OF THE BOARD                        SECRETARY

     /s/                                     /s/
---------------------------                  ------------------------

STOCK POWER

FOR VALUE RECEIVED,

hereby sell, assign and transfer unto

----------------------------------------
Please insert Social Security or other identifying number of assignee

(Please print or typewrite name and address, including zip code, of assignee)

Shares of capital stock represented by the within Certificate, and do hereby irrevocably constitute and appoint


Attorney to transfer the said stock on the books of the within named

Corporation with full power of substitution in the premises.


DATED:
SIGNATURE

NOTICE:   The signature to this assignment must correspond with the name as written upon the face of the certificate in every particular, without alteration or enlargement or any change whatever.